Exhibit 99.1

KEANE

NEWS RELEASE

Contact:	Larry Vale Keane Investor Relations (617) 241-9200 x1290

Samantha McGarry Porter Novelli (617) 450-4300

KEANE REPORTS FIRST QUARTER 2003 RESULTS

Improved Earnings, Margins, and Cash Flow From Prior Year

BOSTON, April 23, 2003 — Keane, Inc. (AMEX: KEA), a leading business and information technology (IT) consulting firm, today reported revenues and earnings for the First Quarter ended March 31, 2003.

Revenues for the First Quarter of 2003 were $204.7 million, in line with the company’s guidance, and down 8 percent from revenues of $221.3 million in the First Quarter of 2002. Net income for the First Quarter of 2003 was $10.6 million, an increase of 89 percent from net income of $5.6 million in the First Quarter of 2002. Earnings per share (EPS) for the First Quarter of 2003 was $.15 compared to EPS of $.07 in the First Quarter of 2002.

Results for the First Quarter of 2003 include a non-recurring gain of $7.3 million realized from a favorable judgment in an arbitration proceeding against Signal Corporation. Excluding the impact of the one-time gain, net income for the First Quarter of 2003 was $6.2 million, an increase of 11 percent from net income of $5.6 million in the First Quarter of 2002. Excluding the impact of the one-time gain of approximately $.06 per share, EPS was $.09 in the First Quarter of 2003 compared to EPS of $.07 in the First Quarter of 2002.

Keane believes that cash performance is the primary driver of long-term per share value, thus Keane’s management views cash earnings per share (CEPS1) as an important indicator of performance. On an operational basis, prior to the non-recurring $7.3 million gain, net income for the First Quarter of 2003 was $6.2 million and CEPS was $.12, compared to net income of $5.6 million and CEPS of $.10 for the same period last year. Including the $.06 non-recurring gain, CEPS was $.19 for the First Quarter of 2003.

[1]	Cash earnings per share (CEPS) excludes special charges along with amortization of intangible assets and stock-based compensation. CEPS is not a measurement in accordance with Generally Accepted Accounting Principles (GAAP).

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Keane Reports First Quarter 2003 Results/2

“We are pleased with our improved earnings performance in the First Quarter, which is the result of staying focused on our strategy of managing costs and maximizing cash flow. Additionally, we are beginning to see improved performance within our North American Branch Operations,” stated Brian Keane, president and CEO of Keane. “Although the economic environment remains challenging, the First Quarter clearly demonstrates the operating leverage of Keane’s business model as we realize more revenue stability.”

Keane’s business is comprised of three main service lines: Plan, Build and Manage services. The following is a summary of revenues and bookings during the First Quarter of 2003:

First Quarter 2003	Revenue	Bookings
Plan Services	$13.6 million	$14.4 million
Business Consulting, IT Consulting, Applications Rationalization, HIPAA Assessments etc.

Build Services	50.1 million	35.7 million
Enterprise Application Integration, e-architecture, CRM, Custom Development, Healthcare Solutions, etc.

Manage Services	141.0 million	154.5 million
ADM Outsourcing, Application Maintenance Services, Migrations StaffAugmentation, etc.

Total	$204.7 million	$204.6 million

“Keane’s strong financial performance was the result of a significant improvement in gross margins, which increased 170 basis points from the First Quarter of 2002 and 360 basis points from the Fourth Quarter of 2002,” explained senior vice president of finance and CFO, John Leahy. “We continue to focus on driving cash flow in order to fund share repurchases and acquisitions. During the First Quarter, net cash provided from operations was $12.0 million. Keane invested $23.6 million during the First Quarter to repurchase approximately 3.1 million Keane shares under an existing authorization.”

Based on the current economic outlook, the Company estimates revenue for the Second Quarter of 2003 in the range of $200 to $210 million with EPS in the range of $.06 to $.08 per share, and CEPS of $.10 to $.12 per share.

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Keane Reports First Quarter 2003Results/3

Keane will host a conference call today at 8:30 a.m. (EDT) to discuss these results. Interested parties may access the call via the Internet at www.keane.com or may dial 212-346-7487 and ask for the Keane call. No advanced registration is required to participate. A replay of the call will be available beginning at approximately 10:30 a.m. (EDT) today, through 5:00 p.m. (EDT) on May 9, 2003. The replay may be accessed via the Internet at www.keane.com or by calling 1-800-633-8284 (402-977-9140 from outside North America) and entering the reservation number 21138981#.

About Keane:

Keane, Inc. (AMEX: KEA), one of the world’s great information technology services firms, helps clients Plan, Build, Manage, and Rationalize application software portfolios. Keane builds long-term relationships with customers by providing a broad range of service offerings developed to optimize portfolios of software applications throughout their useful life. Specifically, Keane focuses on three highly synergistic service offerings: Business Consulting, Application Development and Integration, and Application Development and Management Outsourcing, the Company’s flagship service offering. As part of its Build services, Keane also provides a full line of proprietary healthcare information systems. Keane delivers its services through an integrated network of branch offices in North America and the United Kingdom, and via Advanced Development Centers (ADCs) in the United States, Canada, and India. Information on Keane is available on the Internet at www.keane.com.

Safe Harbor for Forward-Looking Statements:

This press release contains a number of forward-looking statements concerning the Company’s current expectations as to future growth and its results of operations. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “intends’, “projects,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: continued or further downturns in the U.S. economy, political and economic conditions in India, the loss of one or more major clients, the ability to realize the anticipated synergies associated with its acquisitions of Metro Information Services and SignalTree Solutions, unanticipated disruptions to Keane’s business, the execution and successful completion of contracts evidencing the new bookings referred to in this release, the successful completion of software development or management projects, the availability and utilization rate of professional staff, and other factors detailed under the caption “Certain Factors That May Affect Future Results” in Keane’s Annual Report on Form 10-K for the year ended December 31, 2002, which important factors are incorporated herein by this reference. Keane disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, including the potential impact of any future acquisitions, mergers or dispositions it may make.

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Keane Reports First Quarter 2003Results/4

KEANE, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Three Months Ended March 31,	2003	2002
Total revenues	$204,662	$221,259
Salaries, wages and other direct costs	142,431	157,833
Selling, general and administrative expenses	48,075	52,291
Amortization of intangible assets	4,047	3,308

Operating income	10,109	7,827
Interest and dividend income	348	1,024
Interest expense	33	67
Other (income) expense, net	(7,177)	(470)

Income before income taxes	17,601	9,254
Provision for income taxes	7,040	3,701

Net income	$10,561	$5,553

Net earnings per share (basic)	$0.15	$0.07

Net earnings per share (diluted)	$0.15	$0.07

Weighted average shares outstanding (basic)	69,072	75,727
Weighted average common and common share equivalents outstanding (diluted)	69,106	76,670

Reconciliation of GAAP EPS to CEPS

Three Months Ended March 31,	2003	2002
Income before taxes	$17,601	$9,254
Add:
Amortization of intangible assets and stock based compensation	4,062	3,318

Less:
Arbitration award	(7,315)	—

Adjusted income before taxes	14,348	12,572
Provision for income taxes	5,739	5,029

Adjusted net income	$8,609	$7,543

CEPS (diluted)	$0.12	$0.10

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Keane Reports First Quarter 2003Results/5

KEANE, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	(Unaudited)
	3/31/03	12/31/02
Assets
Current
Cash and cash equivalents	$23,885	$46,383
Marketable securities	30,526	21,872
Accounts receivable, net:
Trade	135,451	129,432
Other	1,063	1,004
Prepaid expenses and deferred taxes	40,321	37,430

Total current assets	231,246	236,121

Property and equipment, net	25,581	24,729
Construction in progress	40,888	40,888
Goodwill, net	276,865	277,435
Customer lists, net	66,372	69,193
Other intangible assets, net	16,409	17,613
Deferred taxes and other assets, net	18,304	19,695

	$675,665	$685,674

Liabilities
Current
Accounts payable	12,472	11,986
Accrued expenses and other liabilities	59,613	61,152
Accrued compensation	37,937	36,346
Note payable	3,100	3,100
Accrued income taxes	5,415	81
Unearned income	7,224	11,535
Current capital lease obligations	794	887

Total current liabilities	126,555	125,087
Accrued long-term construction-in-progress costs	40,888	40,888
Deferred income taxes	28,314	28,343
Long-term portion of capital lease obligations	559	772

Stockholders’ Equity
Common stock	7,555	7,555
Class B common stock	28	28
Additional paid-in capital	166,560	166,598
Accumulated other comprehensive income	(1,583)	(1,411)
Retained earnings	380,103	369,542
Less treasury stock, at cost	(73,314)	(51,728)

Total stockholders’ equity	479,349	490,584

	$675,665	$685,674

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